Exhibit 99.1

October 11, 2004

Dear E-Z-EM Stockholder:

I am pleased to provide you with the attached information statement in connection with the previously announced distribution of shares of AngioDynamics, Inc. common stock to E-Z-EM, Inc. stockholders.

For each share of E-Z-EM common stock held as of 5:00 PM (N.Y. Time) on October 11, 2004 you will receive .856377 of a share of AngioDynamics common stock. The payment date for this dividend is October 30, 2004.

The attached information statement describes the distribution of shares of AngioDynamics common stock to E-Z-EM stockholders and contains important information, including:

      o     when and how you will receive the shares of AngioDynamics;

      o     how we will determine the number of shares you will receive;

      o     how fractional shares will treated;

      o a description of certain U.S. federal income tax consequences of your receipt of the shares;

      o     a brief description of the background and business of AngioDynamics;
            and

      o     how you can obtain more information about these matters.

We believe that this is an exciting time for E-Z-EM and AngioDynamics and look forward to the future. I hope you share our enthusiasm.

                                          Sincerely,


                                          /s/ Anthony A. Lombardo

                                          Anthony A. Lombardo
                                          President and Chief Executive Officer

                              INFORMATION STATEMENT

                         Spin-off of AngioDynamics, Inc.
  through the Distribution by E-Z-EM, Inc. of 9,200,000 Shares of AngioDynamics
                      Common Stock to E-Z-EM Stockholders

      We are sending you this Information Statement because we are completing the spin-off of our AngioDynamics subsidiary by distributing to our stockholders all of the shares of AngioDynamics common stock that we own.

      We are effecting this spin-off by distributing .856377 of a share of AngioDynamics common stock as a dividend on each outstanding share of E-Z-EM common stock, for a total of 9,200,000 shares of AngioDynamics common stock. The dividend will be payable on October 30, 2004 to holders of record of shares of E-Z-EM stock that, as described below, held the shares as of 5:00 p.m. New York time on October 11, 2004.

      AngioDynamics is a provider of innovative medical devices used in minimally invasive image-guided procedures to treat peripheral vascular disease, or PVD. AngioDynamics designs, develops, manufactures and markets a broad line of therapeutic and diagnostic devices that enable interventional physicians (interventional radiologists, vascular surgeons and others) to treat PVD and other non-coronary diseases. PVD is a condition in which the arteries or veins that carry blood to or from the legs, arms and non-cardiac organs (kidney, intestines, brain) become narrowed, obstructed or ballooned. AngioDynamics' current product lines primarily consist of angiographic products and accessories, hemodialysis catheters, a laser system for treating varicose veins, PTA dilation catheters, image-guided vascular access products, thrombolytic products and drainage products.

      E-Z-EM currently holds approximately 80.4% of the issued and outstanding AngioDynamics common stock. Following this spin-off, E-Z-EM will no longer own any shares of AngioDynamics and AngioDynamics will be a fully independent, publicly traded company. No further action on the part of E-Z-EM stockholders is required to approve the AngioDynamics spin-off.

      We are sending you this Information Statement, which contains additional information about the terms of the spin-off, AngioDynamics and AngioDynamics common stock, for your information only. If you would like more information, please call our Chief Financial Officer at 516-333-8230 ext. 3320. This Information Statement is also available on our website at http://www. ezem.com.

      Neither the Securities and Exchange Commission nor any state securities regulators have approved our spin-off of AngioDynamics or the AngioDynamics common stock to be issued to you pursuant to the spin-off, or determined if this Information Statement is accurate or adequate. Any representation to the contrary is a criminal offense.

      The date of this Information Statement is October 11, 2004.

                                  INTRODUCTION

      We are pleased to send you this Information Statement about our spin-off of AngioDynamics. We are effecting this spin-off by distributing all of the shares of AngioDynamics common stock held by us as a dividend on each outstanding share of E-Z-EM common stock. The dividend will be payable on October 30, 2004 to holders of record of shares of E-Z-EM stock that, as described below, held the shares as of 5:00 p.m. New York time on October 11, 2004.

      We expect that this transaction will benefit our stockholders and AngioDynamics. We believe that AngioDynamics will become stronger and more competitive following the spin-off because it will be a separate, publicly traded company with direct access to the capital markets. We also believe that the spin-off is the best way to maximize value for our and AngioDynamics' stockholders.

      The Information Statement provides you with important information concerning:

      o     when and how you will receive the shares of AngioDynamics;

      o     how we determined the number of shares you will receive;

      o     how fractional shares will be treated;

      o the U.S. federal income tax treatment of the AngioDynamics shares you will receive;

      o     the background and business of AngioDynamics; and

      o     how you can obtain additional information about these matters.


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               INFORMATION ABOUT THE ANGIODYNAMICS, INC. SPIN-OFF

      On August 17, 2004, the E-Z-EM board of directors approved the spin-off of AngioDynamics to holders of E-Z-EM's common stock. E-Z-EM is effecting this spin-off by distributing .856377 of a share of AngioDynamics common stock as a dividend on each outstanding share of E-Z-EM common stock, for a total of 9,200,000 shares of AngioDynamics common stock being distributed. The dividend will be payable on October 30, 2004 to holders of record of shares of E-Z-EM stock that, as described below, held the shares as of 5:00 p.m. New York time on October 11, 2004.

      You will not be required to pay any cash or other consideration for the shares of AngioDynamics common stock distributed to you. Further, you will not be required to surrender or exchange your shares of E-Z-EM common stock to receive the dividend of AngioDynamics common stock.

      The shares of AngioDynamics common stock you receive will be freely tradable, except if you are an affiliate of AngioDynamics, in which case you will be subject to certain restrictions on the resale of your shares. Any person who is not a director or executive officer of AngioDynamics, or 10% stockholder of AngioDynamics after giving effect to the distribution, generally would not be deemed to be an affiliate of AngioDynamics. If you are or may be an affiliate of AngioDynamics, you should consult with your legal counsel prior to reselling any shares you receive in the distribution.

      Please note that if you sell your shares of E-Z-EM common stock between the record date and the distribution date in the "regular way" market, you will be selling your shares of AngioDynamics. Please see "Trading Between the Record Date and the Distribution Date" below.

The Number of Shares You Will Receive

      For each share of E-Z-EM common stock that you owned at 5:00 p.m. New York time on October 11, 2004, the record date, you will receive that number of shares equal to the quotient obtained by dividing the total number of shares of AngioDynamics common stock to be distributed in the spin-off by the total number of shares of E-Z-EM common stock outstanding at 5:00 p.m. New York time on the record date. Thus, the following equation determines the number of shares of AngioDynamics common stock you will receive for each share of E-Z-EM common stock you hold:

         Total number of shares of
         AngioDynamics to be distributed in the spin-off:             9,200,000

                            /

         Total number of shares of
         E-Z-EM common stock outstanding
         as of 5:00 p.m., New York time, on the record date:         10,742,929

      Based on the number of shares of E-Z-EM stock outstanding as of October 11, 2004, you will receive .856377 of a share of AngioDynamics common stock for each share of E-Z-EM common stock you owned at 5:00 p.m. New York time on the record date.

Trading Between the Record Date and the Distribution Date

      Beginning on October 6, 2004, and continuing through the close of trading on October 29, 2004, there have been and will continue to be two markets in E-Z-EM common stock on the American Stock Exchange: a "regular way" market and an "ex-distribution" market. Shares of E-Z-EM common stock that are traded on the "regular way" market will trade with an entitlement (i.e., a due bill) to shares of AngioDynamics common stock distributed pursuant to the spin-off. Therefore, if you owned shares of E-Z-EM common stock at 5:00 p.m. New York time on October 11, 2004 and sell those shares on the "regular way" market prior to the close of trading on October 29, 2004, you will also be selling the shares of AngioDynamics common stock that would have been distributed to you in the distribution, and you will not receive those AngioDynamics shares. If you sell those shares of E-Z-EM common stock on the "ex-distribution" market prior to or on October 29, 2004, you will still receive the shares of AngioDynamics common stock that were to be distributed to you pursuant to your ownership of E-Z-EM common stock.

      Additionally, beginning on October 6, 2004, and continuing through the close of trading on October 29, 2004, there have been and will be two markets in AngioDynamics common stock on The Nasdaq Stock Market: a "regular way" market and a "when-issued" trading market. The


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"regular way" market will be the same market for shares of AngioDynamics common stock that has existed since AngioDynamics conducted its initial public offering in May 2004. The "when-issued" trading market will be a market for the shares of AngioDynamics common stock that will be distributed to E-Z-EM stockholders on the distribution date. If you owned shares of E-Z-EM common stock at 5:00 p.m. New York time on the record date, then you are entitled to shares of AngioDynamics common stock distributed pursuant to the spin-off. You may trade this entitlement to shares of AngioDynamics common stock, without the shares of E-Z-EM common stock you own, on the "when-issued" trading market.

      All trades in the "regular way" market on the American Stock Exchange and The Nasdaq Stock Market will settle on the third trading day after the trade date. All trades of E-Z-EM common stock in the "ex-distribution" market and all due bills for AngioDynamics common stock will settle on November 3, 2004, irrespective of the trade date. All trades of AngioDynamics common stock on the "when issued" market on The Nasdaq Stock Market will settle on November 4, 2004.

When and How You Will Receive the Dividend

      We will pay the dividend on October 30, 2004, by releasing our shares of AngioDynamics common stock to be distributed in the spin-off to Registrar and Transfer Company, AngioDynamics' transfer agent. Many E-Z-EM stockholders have their E-Z-EM certificates held on account by a bank or stock brokerage firm or bank. In such cases, the brokerage firm holds the stock in "street name" and ownership is recorded on the bank or brokerage firm's books. If you hold your E-Z-EM stock in street name, your bank or brokerage firm should electronically credit your account for the AngioDynamics shares you are entitled to receive in the distribution. Because the distribution date falls on a Saturday, your account should be credited with your shares on Monday, November 1, 2004, the first business day following the distribution date. If you have any questions in this regard, we encourage you to contact your bank or brokerage firm regarding the mechanics of having the AngioDynamics shares posted to your account.

      If you physically hold the E-Z-EM stock certificates and are the registered holder, the AngioDynamics certificates will be mailed directly to you at the last address you have provided to us. You will receive stock certificates representing your ownership of whole shares of AngioDynamics common stock from the transfer agent. The transfer agent will begin mailing stock certificates representing your ownership of whole shares of AngioDynamics common stock commencing shortly after the distribution date.

Fractional Shares

      We will not deliver any fractional shares of AngioDynamics common stock in connection with the spin-off. Instead, we have instructed the transfer agent to aggregate all fractional shares and sell them on behalf of those holders who otherwise would be entitled to receive a fractional share. Such holders will then receive a cash payment in an amount equal to their pro rata share of the total net proceeds of that sale. If you hold your E-Z-EM stock through a bank or brokerage firm, your bank or brokerage firm should electronically credit your account for any cash in lieu of fractional shares of AngioDynamics common stock that you may be entitled to receive in the distribution. If you physically hold E-Z-EM stock certificates and are the registered holder, your check for any cash that you may be entitled to receive instead of fractional shares of AngioDynamics common stock will follow separately. We currently estimate that it will take about one week from the distribution date for the transfer agent to mail the payments for fractional shares.

U.S. Federal Income Tax Consequences

      This discussion of the federal income tax consequences of the spin-off is for general informational purposes only. All shareholders should consult their own tax advisors as to the particular tax consequences to them of the spin-off.

      We have received a private letter ruling from the U.S. Internal Revenue Service ("IRS") to the effect that the distribution by us of all of our AngioDynamics common stock to holders of our common stock in connection with the spin-off will be tax-free to us and to our shareholders for U.S. federal income tax purposes. Specifically, the IRS ruled that:

      o no gain or loss will be recognized to (and no amount will otherwise be included in the income of) the holders of E-Z-EM common stock upon the receipt by them of AngioDynamics common stock in the spin-off; and

      o no gain or loss will be recognized by E-Z-EM upon the distribution of all the AngioDynamics common stock owned by it to the holders of E-Z-EM common stock.

      Although private letter rulings are generally binding on the IRS, we will not be able to rely on the ruling if any of the factual representations or assumptions we made to obtain the ruling are, or become, incorrect or untrue in any material respect. We are not aware of any facts or circumstances that would cause any of these representations or assumptions to be incorrect or untrue in any material respect. Nevertheless, if the IRS subsequently holds our spin-off to be taxable, the above favorable tax treatment would not apply and both E-Z-EM and our stockholders could be subject to tax. Under a master separation and distribution agreement dated May 5, 2004 between AngioDynamics and us, AngioDynamics has indemnified us against the payment of any such tax if such payment is the result of any action or inaction on the part of AngioDynamics that causes the spin-off to be taxable.

      Even if the distribution of AngioDynamics stock in the spin-off otherwise qualifies as tax-free, it may be disqualified as tax-free to us (but not to the holders of our common stock who receive the AngioDynamics stock) under Section 355(e) of the Internal Revenue Code if the distribution is part of a plan or series of related transactions pursuant to which 50% or more of the stock of AngioDynamics , or E-Z-EM, is acquired by one or more third parties. For this purpose, acquisitions of our stock or AngioDynamics' stock within two years before or after the distribution are presumed to be part of such a plan, although we or AngioDynamics might be able to rebut that presumption. If such an acquisition of our stock or AngioDynamics' stock triggers the application of
Section 355(e), we would recognize taxable gain on the distribution but the distribution would generally be tax-free to you. Under the master separation and distribution agreement, AngioDynamics has indemnified us against the payment of any tax if such payment is the result of any action or inaction on the part of AngioDynamics that causes us to recognize taxable gain in connection with the spin-off.

      Subsequent Sale of Stock. If you sell your shares of AngioDynamics common stock or E-Z-EM stock after the spin-off, you will recognize gain or loss on such sale based on the difference between the proceeds you receive from the sale and the tax basis allocated to the shares you sold as described below under "Allocation of Tax Basis." This gain or loss will be a capital gain or loss, assuming that you held such shares as a capital asset, and will be a long-term or short-term gain or loss based on your holding period for such shares as described below under "Holding Period."

      Allocation of Tax Basis. The tax basis in your shares of E-Z-EM stock immediately prior to the spin-off will be allocated between your AngioDynamics common stock and E-Z-EM stock in proportion to their relative fair market values on the October 30, 2004 distribution date or the close of business on the last public trading date immediately preceding the distribution date if the distribution date falls on a day that the public markets are closed. Following the spin-off, your aggregate tax basis in your shares of E-Z-EM stock and AngioDynamics common stock, including any fractional shares sold for cash as described above, will be the same as your tax basis in your shares of E-Z-EM stock immediately prior to the spin-off.

      Holding Period. The holding period of the shares of AngioDynamics common stock that you receive as a result of the spin-off will include, and immediately after the distribution will be the same as the holding period for your shares of E-Z-EM stock with respect to which your distribution of AngioDynamics common stock was made, provided that your shares of E-Z-EM stock are held as a capital asset on the distribution date.

      Treatment of Fractional Shares and Preferred Stock Purchase Rights. If you receive cash in lieu of a fractional share of AngioDynamics common stock as part of the spin-off, you will be treated as though you first received a distribution of the fractional share in the spin-off and then sold it for the amount of such cash. You will generally realize a capital gain or loss, provided that the fractional share is considered to be held as a capital asset, measured by the difference between the cash you receive for such fractional share and your tax basis in that fractional share computed as described above. This capital gain or loss will be treated as a long-term or short-term gain or loss based on your holding period for the E-Z-EM stock on which you received your distribution of AngioDynamics common stock. In addition, your receipt of the preferred stock purchase rights under the AngioDynamics stockholder rights plan, described below, should not give rise to any taxable income or gain.

      State, Local and Foreign Tax Consequences. You should consult your own tax advisor regarding the state, local and foreign tax consequences of your receipt of shares of AngioDynamics common stock and any payment for fractional shares.

      Tax Return Statement. U.S. Treasury regulations require you to attach a statement to your U.S. federal income tax return for the year in which the spin-off occurs setting forth certain information with respect to the distribution. You should consult your own tax advisor regarding the preparation of this statement, since it requires certain information that is different for each particular shareholder.

      The summary of U.S. federal income tax consequences set forth above is for general information purposes only and may not be applicable to stockholders who are not citizens or residents of the United States, who acquired their stock as a result of the exercise of options, or who are otherwise subject to special treatment under the Internal Revenue Code. In addition, this summary only discusses certain tax consequences of the receipt by E-Z-EM shareholders of AngioDynamics common stock (and cash in lieu of fractional shares) in the spin-off. It does not discuss any tax consequences of any other transactions that may occur concurrently with or as a result of the spin-off, including, for example, any issuance of options. All stockholders should consult their own tax advisors as to the particular tax consequences to them of the spin-off, including the state, local and (if applicable) foreign tax consequences.

                         INFORMATION ABOUT ANGIODYNAMICS

Overview of AngioDynamics

      AngioDynamics designs, develops, manufactures and markets innovative medical devices used in minimally invasive, image-guided procedures to treat peripheral vascular disease, or PVD. PVD is a condition in which the arteries or veins that carry blood to or from the legs, arms and organs, other than the heart, become narrowed, obstructed or ballooned. AngioDynamics offers a broad line of therapeutic and diagnostic devices that enable interventional physicians to treat PVD and other non-coronary, or non-heart-related, diseases. Interventional physicians are interventional radiologists, vascular surgeons and others who use image-guided techniques to perform minimally invasive surgical procedures.

      The procedures performed by interventional physicians to treat PVD-related and other non-coronary conditions require a variety of medical devices. AngioDynamics has developed a diversified product line to meet its customers' needs. Its seven current product lines, and the percentage of its fiscal 2004 revenues they accounted for, include: angiographic products and

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accessories (32.1%), hemodialysis catheters (27.3%), a laser system for treating varicose veins, (11.5.%), percutaneous transluminal angioplasty (or PTA), dilation catheters (7.0%), image-guided vascular access products (6.7%), thrombolytic products (6.5%), and drainage products (2.8%).

      AngioDynamics sells its products to interventional physicians through a direct sales force in the United States and through distributors in non-U.S. markets. In over a decade of serving interventional physicians, AngioDynamics' management team and sales representatives have developed valuable relationships with, and brand awareness among, interventional physicians. AngioDynamics believes it is the only company whose primary focus is to offer a comprehensive product line for the interventional treatment of PVD. By expanding its sales force and introducing innovative products, AngioDynamics has generated strong, consistent sales growth over the past three fiscal years. Approximately 63% of its net sales for fiscal 2004 were from products introduced during the past five fiscal years. From fiscal 2000 to fiscal 2004, AngioDynamics increased sales from $21.8 million to $49.1 million. During the same period, it increased earnings from a net loss of $1.4 million to net earnings of $3.1 million.

Background of the Separation of AngioDynamics from E-Z-EM

      AngioDynamics was founded in 1988 as a division of E-Z-EM. In 1992, AngioDynamics was organized in the State of Delaware as a wholly owned subsidiary of E-Z-EM under the name A.D., Inc. In 1996, E-Z-EM transferred the business of its AngioDynamics division to A.D. Inc. and A.D. Inc. changed its name to AngioDynamics, Inc. After the completion of AngioDynamics' initial public offering on June 2, 2004, and the subsequent exercise by the underwriters of their over-allotment option, 9,200,000 shares of AngioDynamics common stock, or 80.4% of the outstanding shares, were held by E-Z-EM, and 2,242,500 shares or 19.6% of the outstanding shares, had been sold in the public offering.

      In the final step of the separation of AngioDynamics from E-Z-EM, E-Z-EM is distributing all of the shares of AngioDynamics common stock that it owns to the holders of E-Z-EM's common stock. On August 17, 2004, the E-Z-EM board of directors approved the spin-off of all of the shares of AngioDynamics common stock held by E-Z-EM by means of a dividend, as described in this Information Statement. After the distribution of these 9,200,000

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shares of AngioDynamics common stock, E-Z-EM will not own any shares of
AngioDynamics common stock and AngioDynamics will be an independent, publicly traded company.

      AngioDynamics and E-Z-EM will continue to have ongoing relationships following the distribution. AngioDynamics and E-Z-EM have entered into agreements that govern various interim and ongoing relationships between the companies and include a master separation and distribution agreement, a tax allocation and indemnification agreement, and a corporate agreement. Additional information regarding these agreements are contained in reports filed by AngioDynamics with the Securities and Exchange Commission (see "Where You Can Find More Information," below).

AngioDynamics Capital Stock

      Under AngioDynamics' Amended and Restated Certificate of Incorporation, its authorized capital stock is 45,000,000 shares of common stock, $0.01 par value, and 5,000,000 shares of preferred stock, $0.01 par value. As of October 11, 2004, there were 11,442,500 shares of AngioDynamics common stock outstanding and no shares of AngioDynamics preferred stock outstanding.

      The AngioDynamics board of directors has adopted a stockholder rights plan. Accordingly, one preferred share purchase right is attached to each share of AngioDynamics common stock to be distributed. These rights are not currently exercisable, and will only become exercisable as provided in the rights agreement, which contains the terms and conditions of the rights. These rights, if exercised, could cause substantial dilution to any person or group that attempts to acquire a significant interest in AngioDynamics without advance approval from AngioDynamics' board of directors and thus could make an acquisition of control of AngioDynamics more difficult, even if such acquisition may be in the best interests of AngioDynamics and its stockholders.

Market for AngioDynamics Common Stock

      AngioDynamics common stock trades on the Nasdaq National Market under the symbol "ANGO." A public market was established for AngioDynamics common stock as a result of AngioDynamics' initial public offering in May 2004.

      The following table sets forth, for the period indicated, the high and low closing prices of AngioDynamics common stock as reported on the Nasdaq National Market. We urge you to obtain current quotations for AngioDynamics common stock.

                                                        High         Low
                                                        ----         ---

      June 1, 2004 to October 11, 2004..............   $15.20        $11.32

AngioDynamics Mirror Options

      Under the master separation and distribution agreement dated May 5, 2004 between AngioDynamics and E-Z-EM, AngioDynamics agreed to grant options to purchase shares of its common stock to all holders of options to purchase E-Z-EM common stock, including certain directors of AngioDynamics, outstanding prior to the distribution date. In addition, E-Z-EM will reduce the exercise price of and, if necessary, reduce or increase the number of shares subject to, all E-Z-EM stock options outstanding prior to the distribution date. The number of shares subject to, and exercise prices of, the adjusted E-Z-EM options and the newly issued AngioDynamics options will be set so that the adjusted E-Z-EM options and the AngioDynamics options will have the same ratio of exercise price to market price and, to the extent possible, the same aggregate difference between the market price and exercise price, or intrinsic value, as did the outstanding E-Z-EM options prior to the distribution. AngioDynamics and E-Z-EM will use the opening market prices of the E-Z-EM and AngioDynamics common stock on the first trading day immediately following the distribution date to determine the number of shares subject to, and the exercise price of, the adjusted E-Z-EM options and AngioDynamics options to be issued.

      To ensure that the AngioDynamics options do not provide the E-Z-EM option holders with any benefit not provided by the underlying outstanding E-Z-EM options, the AngioDynamics options will vest and become exercisable in accordance with the terms of, and expire no later than, the E-Z-EM options to which they relate. AngioDynamics has reserved a maximum of 700,000 shares of its common stock for issuance upon exercise of these options.

AngioDynamics Transfer Agent

      The transfer agent and registrar for AngioDynamics common stock is Registrar and Transfer Company. You may contact the transfer agent and registrar at the address set forth below or by calling (800) 368-5948.

                  Registrar and Transfer Company
                  10 Commerce Drive
                  Cranford, New Jersey 07016-3572

Where You Can Find Additional Information

      AngioDynamics and E-Z-EM are each subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, accordingly, each company files registration statements, reports, proxy statements and other information with the SEC, including financial statements. AngioDynamics has been subject to Exchange Act reporting requirements for at least 90 days and is current in its reporting. If you would like more information about AngioDynamics, we urge you to read the reports filed by AngioDynamics with the SEC.

      You may read and copy AngioDynamics' and E-Z-EM's reports at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. You may also view these reports at the SEC's website at http://www.sec.gov or you may obtain copies of these materials at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

      AngioDynamics and E-Z-EM each maintain a website that offers additional information about the respective company. You may visit AngioDynamics' website at http://www.angiodynamics.com, and E-Z-EM's website at http://www.ezem.com.


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